Exhibit 99.1


April 22, 2005

FOR IMMEDIATE RELEASE:

CONTACT:
  Thomas J. Noe, Treasurer
  Peoples Community Bancorp, Inc.
  (513) 870-3530
  Electronic Mail: TNOE@PCBIONLINE.COM




Peoples Community Bancorp, Inc. Reports Net Earnings For The Three and Six Month Periods Ended March 31, 2005.


West Chester, OHIO - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, announced net earnings for the three months ended March 31, 2005 of $594,000, or $.15 diluted earnings per share compared to $663,000, or $.26 diluted earnings per share, for the three months ended March 31, 2004. For the six months ended March 31, 2005, the Company reported net earnings of $1.5 million or $.39 diluted earnings per share compared to $1.5 million or $.59 diluted earnings per share for the same period in 2004. The corresponding decrease in diluted earnings per share is partially due to the 55% increase in average shares outstanding for both of the three and six month periods ended March 31, 2005, as compared to the same periods in 2004, as a result of the secondary stock offering completed in April 2004.

Net earnings decreased by $69,000 or 10.4% for the three months ended March 31, 2005, compared to the same period in 2004. This decline was primarily due to an increase of $417,000 or 12.2% in general, administrative and other expenses, which was partially offset by a $168,000 or 3.3% increase in net interest income, a $136,000 or 67.7% increase in other income and a $44,000 or 12.9% decrease in the provision for federal income taxes. Net earnings increased by $31,000 or 2.1% for the six months ended March 31, 2005 compared to the same period in 2004. This increase was due primarily to a $334,000 or 3.3% increase in net interest income and a $714,000 or 119.8% increase in other income, which were partially offset by a $1.0 million or 15.1% increase in general, administrative and other expenses.

The increases in net interest income during both fiscal 2005 periods were due to increases in the average balance of and weighted average yield on interest-earning assets period to period. The increases in other income were due primarily to increased fee income associated with the growth in transaction accounts for the three and six month periods ended March 31, 2005, and the sale of mortgage-backed securities in the six month period ended March 31, 2005.

The increases in general, administrative and other expenses for both the six and three month periods were primarily due to costs associated with the continued expansion of the Bank's branch network and infrastructure, costs associated with software and technology upgrades, and increased costs incurred for compliance with section 404 of the Sarbanes Oxley Act. General, administrative and other expenses for the six month period included non-recurring costs associated with a new core processing system. The decrease in the provision for federal income taxes for the three month period ending March 31, 2005 was primarily due to the decline in earnings. The Company's effective tax rates were 33.3% and 34.0% for the three month periods and 33.8% and 34.0% for the six month periods ended March 31, 2005 and 2004, respectively.

At March 31, 2005, the Company's assets totaled $910.2 million, an increase of $21.1 million, or 2.4%, compared to total assets at September 30, 2004. The increase in assets resulted primarily from a $36.7 million increase in loans, a $3.3 million increase in office premises and equipment and a $2.5 million increase in other assets, which were partially off set by a $25.2 million decrease in mortgage-backed securities. The increase in office premises and equipment was due to progress on the relocation of two existing branch offices to newly constructed offices. The increase in other assets was due primarily to the purchase of an investment interest in a local financial institution. This overall increase was funded by a $39.7 million increase in deposits, which was offset by an $18.5 million decrease in borrowings. Shareholders' equity totaled $75.1 million or 8.3% of total assets at March 31, 2005, a decrease of $657,000, or .9% from the September 30, 2004 level, due primarily to a market value decline in the investment portfolio, the purchase of additional shares for the Company's Employee Stock Ownership Plan and dividends paid to shareholders, which were partially offset by net earnings during the period.

Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 114 year old federally chartered savings bank with 13 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area.

                       Peoples Community Bancorp, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)


   ASSETS                             March 31, 2005    September 30, 2004
                                            (unaudited)

Cash and cash equivalents                   $   17,439       $   14,430
Investment securities                          215,027          239,995
Loans receivable                               636,164          599,466
Fixed assets                                    21,071           17,816
Goodwill                                         6,089            6,089
Other assets                                    14,395           11,325
                                               -------          -------
 Total assets                               $  910,185       $  889,121
                                               =======          =======

   LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                    $  512,170       $  472,436
Borrowings                                     318,887          337,387
Other liabilities                                4,010            3,523
                                               -------          -------
 Total liabilities                             835,067          813,346

Shareholders' equity                            75,118           75,775
                                               -------          -------
 Total liabilities and shareholders' equity $  910,185       $  889,121
                                               =======          =======


                       Peoples Community Bancorp, Inc.
                CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share data)

                                                              Six Months Ended          Three Months Ended
                                                                  March 31,                 March 31,
                                                                 (unaudited)               (unaudited)
                                                              2005         2004         2005         2004
Total interest income                                    $   22,110       19,905       11,324       10,032
Total interest expense                                       11,598        9,727        6,039        4,915
                                                          ------------------------------------------------
 Net interest income before provision for losses on loans    10,512       10,178        5,285        5,117

Provision for losses on loans                                 1,800        1,800          900          900
                                                          ------------------------------------------------
 Net interest income after provision for losses on loans      8,712        8,378        4,385        4,217

Other income                                                  1,310          596          337          201
General, administrative and other expense                     7,714        6,704        3,831        3,414
                                                          ------------------------------------------------
   Earnings before income taxes                               2,308        2,270          891        1,004

Federal income taxes                                            779          772          297          341
                                                          ------------------------------------------------
   NET EARNINGS                                          $    1,529   $    1,498   $      594   $      663
   EARNINGS PER SHARE                                     ================================================

     Basic                                               $     0.40   $     0.60   $     0.15   $     0.27

     Diluted                                             $     0.39   $     0.59   $     0.15   $     0.26
                                                          ================================================
Weighted average shares outstanding

     Basic                                                3,858,704    2,495,960    3,857,871    2,498,340
                                                          ================================================

     Diluted                                              3,899,342    2,532,599    3,898,939    2,533,118
                                                          ================================================